Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Antelope Enterprise Holdings Ltd. and its subsidiaries (collectively, the “Company”) on Form F-3 of our report dated May 10, 2024 included in its Annual Report on Form 20-F filed with the SEC on May 10, 2024 with respect to our audits of the consolidated statements of financial position of the Company as of December 31, 2023, and the related consolidated statements of comprehensive income (loss), changes in equity and cash flows for the year ended December 31, 2023.

We also consent to the reference to us under the heading “Experts” in such Registration Statement

/s/ ARK Pro CPA & Co

ARK PRO CPA & Co

Hong Kong, China

July 21, 2025

PCAOB Firm ID: 3299